Exhibit 99.1

The Community Financial Corporation Increases Quarterly Cash Dividend 25%

WALDORF, Md., December 20, 2018 (GLOBE NEWSWIRE) -- The Community Financial Corporation (TCFC) (the “Company”) announced today that its Board of Directors has declared a quarterly cash dividend of $0.125 per share of common stock. The dividend will be paid on or about January 21, 2019 to stockholders of record as of the close of business on January 7, 2019. This dividend represents a 25% increase to the $0.10 dividend previously paid by the Company. Michael L. Middleton, Chairman of the Board of the Company, noted that, “Historically, as earnings have increased our dividend has remained the same. Given our growth in earnings, we feel this increase is prudent and appropriate.” Regarding the dividend, William J. Pasenelli, President and CEO of the Company, stated, “The increase brings our payout ratio closer to the average for peer bank holding companies.”

The Community Financial Corporation is the bank holding company for Community Bank of the Chesapeake, which conducts business through its main office in Waldorf, Maryland, and branch offices in Bryans Road, California, Charlotte Hall, Dunkirk, La Plata, Leonardtown, Lusby, Prince Frederick and Waldorf, Maryland and Fredericksburg, Virginia.

Forward-looking Statements - This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in earnings, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets, changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

CONTACT:
William Pasenelli
President and Chief Executive Officer
240-427-1033